EXHIBIT 23.1
                CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 6, 1999 relating to the financial statements and financial statement schedule of Quixote Corporation, which appear in Quixote Corporation's Annual Report on Form 10-K for the year ended June 30, 1999.


/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 21, 2000